Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Obtains US Commercial Rights to MuGard™

A Prescription Oral Rinse to Manage Oral Mucositis

Expands AMAG’s Product Offerings for Hematology/Oncology Patients and Clinics

Lexington, MA (June 10, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) announced today that it has licensed the US commercial rights to MuGard™, a marketed product for the management of oral mucositis, from Access Pharmaceuticals, Inc. (OTCBB: ACCP). MuGard is an oral mucoadhesive that is designed to manage oral mucositis by forming a protective hydrogel coating over the oral mucosa to shield the membranes of the mouth and tongue. Oral mucositis is a common side effect of cancer treatments, with approximately 400,000 patients developing the condition each year.

“Oral mucositis can be a frequent and problematic side effect of both chemotherapy and radiation therapy for cancer patients,” said Greg Madison, chief commercial officer of AMAG. “We believe that MuGard could become a category leader in the hands of our skilled sales force and that our experienced commercial team, our relationships with hematology/oncology practices and our partnerships with key group purchasing organizations can help drive significant growth of this brand.”

“I am pleased to announce this license agreement with AMAG Pharmaceuticals, as we believe that expansion of reach is critical to the commercial success of MuGard,” said Jeffrey B. Davis, president and chief executive officer of Access Pharmaceuticals, Inc. “AMAG’s domestic presence, resources and strategic emphasis on expansion of product offerings in complementary therapeutic areas makes them ideally suited to enhance commercialization of MuGard here in the US.”

Under the terms of the license agreement, AMAG will pay Access an upfront license fee of $3.3 million in exchange for exclusive commercial rights to MuGard in the US.  AMAG will also purchase existing MuGard inventory from Access and will pay a tiered, double-digit royalty on net sales of MuGard to Access.

“We are pleased to announce the addition of MuGard to the AMAG portfolio, a product that can truly help the many patients who might suffer from oral mucositis,” commented William Heiden, AMAG’s president and chief executive officer. “MuGard will provide immediate incremental top-line growth and it meets all of our previously defined deal criteria, as a nice tuck-in product with good upside potential and intellectual property runway. Our business development team continues to diligently work on numerous additional product opportunities, and this license represents a solid first step on the path of building a multi-product specialty pharmaceutical company.”

AMAG expects that MuGard will provide attractive gross margins to the company with minimal additions to its operating costs. AMAG will provide a complete update to its financial guidance in connection with reporting its second quarter financial results. The company expects MuGard to be accretive to earnings in 2014.

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Leerink Swann LLC served as financial advisor to AMAG.

About MuGard

MuGard™ Mucoadhesive Oral Wound Rinse is indicated for the management of oral mucositis/stomatitis (that may be caused by radiotherapy and/or chemotherapy) and all types of oral wounds (mouth sores and injuries), including aphthous ulcers/canker sores and traumatic ulcers, such as those caused by oral surgery or ill-fitting dentures or braces. MuGard was launched in 2010 after receiving 510(k) clearance from the U.S. Food and Drug Administration.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® and MuGard™ in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: the company’s intent to drive growth of MuGard; the impact of MuGard on the company’s financial results; and the company’s plans to seek complementary commercial products to add to its portfolio are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, (2) uncertainties regarding our ability to compete in the oral mucositis market, (3) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme/Rienso in the broader IDA indication both in the US and outside of the US, including the EU, (4) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso or MuGard, (5) uncertainties regarding the manufacture of Feraheme/Rienso or MuGard, (6) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (7) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s recently published draft bioequivalence recommendation for ferumoxytol, and (8) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.; MuGard is a trademark of Access Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. Contact

Amy Sullivan, 617-498-3303

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